UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A
For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act of 1934
NASHUA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	02-0170100

(State of Incorporation or Organization)	(IRS Employer Identification No.)
11 Trafalgar Square, Suite 201
Nashua, New Hampshire 03063

(Address of Principal Executive Offices) (Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑

Securities Act registration statement file number to which this form relates:	NOT APPLICABLE (if applicable)
     Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

     Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, par value $1.00 per share
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits
SIGNATURES

Information Required in Registration Statement
Item 1. Description of Registrant’s Securities to be Registered.
     This registration statement registers under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the common stock, par value $1.00 per share (“Common Stock”), of Nashua Corporation (the “Company”). The shares are currently registered under Section 12(b) of the Exchange Act.
     The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company’s Articles of Organization, as amended, and the Company’s Amended and Restated By-laws, each of which is filed as an exhibit to this registration statement and incorporated herein by reference.
     The Company’s authorized capital stock consists of 20,000,000 shares of Common Stock. As of September 2, 2005, the Company had issued and outstanding 6,228,484 shares of Common Stock.
     Holders of Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders, including the election of directors. The Articles of Organization do not provide for cumulative voting for the election of directors. Holders of Common Stock are entitled to receive dividends when and if declared by the Company’s board of directors from funds legally available therefor and to share, on the basis of their shareholdings, in the Company’s assets that are available for distribution to the Company’s stockholders in the event of liquidation. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All of the issued and outstanding shares of Common Stock are fully paid and non-assessable shares of capital stock of the Company.
     It is not presently anticipated that any dividends will be paid on the Common Stock in the foreseeable future, and certain debt instruments of the Company and its subsidiaries expressly limit, or may have the effect of limiting, the amount of dividends payable by the Company.
     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.
Item 2. Exhibits

Exhibit Number	Description
1	Articles of Organization, as amended. Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended June 28, 2002 (SEC File No. 1-05492).

2	Amended and Restated By-laws. Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended June 28, 2002 (SEC File No. 1-05492).

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NASHUA CORPORATION
Date: September 7, 2005	By:	/s/ John L. Patenaude
		Name:	John L. Patenaude
		Title:	Vice President-Finance, Chief Financial Officer and Treasurer

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